Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES

$0.40 DILUTED EPS FOR FIRST QUARTER 2008

Highlights:

•                  Net revenue was $565.8 million, an increase of 8.1% compared to the first quarter of 2007, or 10.0% excluding the impact of the 2007 items in the note below;

•                  Adjusted EBITDA was $54.4 million, an increase of 0.3% compared to the first quarter of 2007, or 12.2% excluding the impact of the 2007 items in the note below; and

•                  Diluted earnings per share were $0.40, an increase of 2.2% compared to the first quarter of 2007, or 29.7% excluding the impact of the 2007 items in the note below.

Note: The first quarter 2007 included a positive revenue adjustment of $9 million, which the Company indicated last year would not recur. The revenue adjustment resulted in a positive Adjusted EBITDA impact of $8 million. Including the $2.2 million in restructuring charges, first quarter 2007 Adjusted EBITDA was positively impacted by $5.8 million.

Greenwood Village, Colorado (May 6, 2008) – Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announced results for the first quarter ended March 31, 2008.

Commenting on the quarter, William A. Sanger, Chairman and Chief Executive Officer, said, “We are very pleased with our first quarter results. Our strategy of organic growth, market rationalization and targeted acquisitions resulted in improved performance, both sequentially and compared to last year. We are particularly encouraged by our market expansion in both segments, including AMR’s recent entry into Arizona.”

Results of Operations for the First Quarter 2008

For the quarter ended March 31, 2008, EMSC generated net revenue of $565.8 million, an increase of 8.1% compared to the same quarter last year, or 10.0% excluding the $9 million positive revenue adjustment in the first quarter 2007. Adjusted EBITDA was $54.4 million, an increase quarter over quarter of 0.3%, or 12.2% excluding the impact of the first quarter 2007 items of $5.8 million.  A reconciliation of non-GAAP to GAAP financial measures is included in this news release.

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EMSC generated net income of $17.0 million, or $0.40 per diluted share, for the first quarter of 2008, compared to net income of $16.6 million, or $0.39 per diluted share, in the first quarter of last year, an increase of 2.2%. Excluding the earnings per share impact of the first quarter 2007 items of $5.8 million, diluted earnings per share increased $0.09, or 29.7%, compared to the three months ended March 31, 2007. The increase in earnings is attributable primarily to the net impact of higher rates and volumes on existing contracts, increased volume from net new contracts and acquisitions and lower interest expense, partially offset by higher fuel costs.

Cash used in operating activities was $2.8 million in the first quarter 2008, compared to cash used of $3.8 million for the same quarter last year. Cash used in operating activities in the first quarter was affected primarily by an increase in accounts receivable due to higher revenue, lower insurance accruals and a reduction in liabilities. Historically, EMSC has not generated positive operating cash flow in the first quarter primarily due to payouts of semi-annual bond interest payments and annual incentive awards.

While accounts receivable increased, EMSC’s days sales outstanding (DSO) improved by one day in the first quarter 2008 from collections of AMR receivables that had been delayed as a result of the billing system conversion in several markets during 2007. AMR’s DSO increased 8 days during fiscal 2007, of which 6 days was related to this conversion. The Company expects to collect the remaining net receivables related to the system conversion by the end of 2008.

Although EmCare receivables continue to be impacted by industry-wide delays in obtaining provider enrollment numbers for Medicare and Medicaid billings, we have seen improvement in the amount of time required to obtain provider numbers. This resulted in significant decreases in enrollment-delayed amounts over 90 days, although the total amount has only decreased by 6% due to the increase in recent contract starts.  The Company expects to collect these Medicare and Medicaid receivables, which currently represent approximately 7 days of EmCare’s DSO.

Net cash used in investing activities was $13.0 million for the three months ended March 31, 2008, compared to $6.1 million for the same period in 2007.  The increase relates primarily to our acquisition of River Medical for $13.3 million.  Net capital spending was $2.5 million during the three months ended March 31, 2008, compared to $8.2 million for the same period last year primarily as a result of timing differences.

For the three months ended March 31, 2008, net cash provided by financing activities was $3.0 million compared to $0.4 million for the three months ended March 31, 2007.  At March 31, 2008, there were no amounts outstanding under our revolving credit facility.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s emergency department and hospital-based management services segment.

American Medical Response (AMR)

For the quarter ended March 31, 2008, AMR generated net revenue of $326.3 million, an increase of 5.9% compared to the same quarter last year.  Adjusted EBITDA was $28.4 million, an increase of 13.8% compared to the same quarter last year, or 4.5% excluding prior year

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restructuring charges of $2.2 million. The increase in Adjusted EBITDA is attributable primarily to the net impact of higher revenue in existing markets and acquisitions. Fuel costs were $2.3 million higher than the same quarter last year.  Insurance expense was $0.8 million higher than the same quarter last year and included a $1.9 million favorable prior period adjustment. The first quarter of 2007 included a favorable prior period insurance adjustment of $3.2 million.

EmCare

For the quarter ended March 31, 2008, EmCare generated net revenue of $239.5 million, an increase of 11.3% compared to the same quarter last year, or 16.1% excluding the $9 million positive revenue adjustment in the first quarter 2007. Adjusted EBITDA was $26.0 million compared to $29.3 million last year. Adjusted EBITDA increased 22.1% excluding the Adjusted EBITDA impact of $8 million from the positive revenue adjustment in the first quarter 2007. The growth in Adjusted EBITDA is the result of revenue and volume increases at existing contracts and 23 net new contracts added since December 31, 2006.  Insurance expense was $0.2 million lower than the same quarter last year and included a $0.9 million favorable prior period adjustment. The first quarter in 2007 included a favorable prior period insurance adjustment of $2.0 million.

Conference Call

EMSC management will host a conference call and live audio webcast on Tuesday, May 6, 2008, at 11:00 a.m. EDT, to discuss the Company’s financial results. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2007, EMSC provided services to 10.6 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and

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uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. Adjusted EBITDA is commonly used by management and investors as a performance measure and a liquidity indicator. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Financial Statement Presentation Changes

As of the quarter ended June 30, 2007, the Company modified its presentation of interest income derived from restricted funds held for its insurance programs.  Interest income related to these restricted funds, which was previously included as an offset to insurance expense, is now being recorded as a separate line item, “Interest income from restricted assets,” and is included in the Company’s presentation of Adjusted EBITDA. Prior periods have been reclassified for comparative purposes.  The components included in Adjusted EBITDA are the same as the components included in EBITDA in presentations for periods prior to June 30, 2007.

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Operations and Other Information

Including a Reconciliation of Income from Operations to Adjusted EBITDA (1)

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended March 31,
	2008	2007

Net revenue	$565,786	$523,319
Compensation and benefits	394,351	354,932
Operating expenses	83,223	79,996
Insurance expense	20,963	20,301
Selling, general and administrative expenses	14,592	13,305
Depreciation and amortization expense	17,717	16,779
Restructuring charges	—	2,242
Income from operations	34,940	35,764
Interest income from restricted assets	1,755	1,715
Interest expense	(9,916)	(11,234)
Realized gain on investments	672	37
Interest and other income	302	657
Income before income taxes and equity in earnings of unconsolidated subsidiary	27,753	26,939
Income tax expense	(10,684)	(10,462)
Equity in earnings of unconsolidated subsidiary	(50)	154
Net income	$17,019	$16,631

Basic earnings per common share	$0.41	$0.40
Diluted earnings per common share	$0.40	$0.39
Weighted average common shares outstanding, basic	41,570,412	41,521,155
Weighted average common shares outstanding, diluted	43,083,642	43,029,039

Other Information
EmCare patient encounters	1,965,514	1,744,022
AMR ambulance transports	751,640	727,407
AMR weighted transports	763,514	741,670

Reconciliation of income from operations to Adjusted EBITDA
Income from operations	$34,940	$35,764
Depreciation and amortization expense	17,717	16,779
Interest income from restricted assets	1,755	1,715
Adjusted EBITDA	$54,412	$54,258

(1) These statements provide a reconciliation of Adjusted EBITDA to income from operations, and a reconciliation of income from operations to net income.

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Cash Flows used in Operating Activities

(unaudited; in thousands)

	Quarter ended March 31,
	2008	2007

Adjusted EBITDA	$54,412	$54,258
Interest paid	(9,337)	(10,745)
Change in accounts receivable	(26,308)	(28,151)
Change in other operating assets/liabilities	(22,740)	(20,882)
Equity based compensation	562	400
Other	633	1,274
Net cash used in operating activities	$(2,778)	$(3,846)

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Income from Operations to Adjusted EBITDA

(unaudited; in thousands)

	Quarter ended March 31,
	2008	2007
AMR
Income from operations	$13,330	$10,474
Depreciation and amortization expense	14,386	13,750
Interest income from restricted assets	682	721
Adjusted EBITDA (1)	28,398	24,945

EmCare
Income from operations	21,610	25,290
Depreciation and amortization expense	3,331	3,029
Interest income from restricted assets	1,073	994
Adjusted EBITDA (2)	26,014	29,313

Total
Income from operations	34,940	35,764
Depreciation and amortization expense	17,717	16,779
Interest income from restricted assets	1,755	1,715
Adjusted EBITDA	$54,412	$54,258

(1)	AMR Adjusted EBITDA includes $2.2 million of restructuring charges for the quarter ended March 31, 2007.
(2)	EmCare Adjusted EBITDA includes the net impact of the $8 million of positive revenue adjustments for the quarter ended March 31, 2007.

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$16,155	$28,914
Trade and other accounts receivable, net	522,602	495,348
Other current assets	150,141	146,498
Total current assets	688,898	670,760
Non-current assets:
Property, plant and equipment, net	132,682	143,342
Goodwill and other intangible assets, net	403,454	394,841
Other long-term assets	261,694	270,620
Total assets	$1,486,728	$1,479,563

Liabilities and Equity
Current liabilities	$297,445	$306,891
Long-term debt	477,136	478,166
Insurance reserves and other long-term liabilities	246,636	245,010
Total liabilities	1,021,217	1,030,067
Total equity	465,511	449,496
Total liabilities and equity	$1,486,728	$1,479,563

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended March 31,
	2008	2007
Cash Flows from Operating Activities
Net income	$17,019	$16,631
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, amortization, deferred taxes and other	29,251	28,556
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(26,308)	(28,151)
Insurance accruals	(3,399)	5,024
Other assets and liabilities	(19,341)	(25,906)
Net cash used in operating activities	(2,778)	(3,846)

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(2,464)	(8,196)
Acquisition of business, net of cash received	(13,278)	—
Insurance collateral	2,125	(910)
Other investing activities	653	3,021
Net cash used in investing activities	(12,964)	(6,085)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	12	173
Borrowings under revolving credit facility	14,000	—
Repayments of capital lease obligations and other debt	(15,151)	(2,333)
Increase in bank overdrafts	4,122	2,587
Net cash provided by financing activities	2,983	427

Change in cash and cash equivalents	(12,759)	(9,504)
Cash and cash equivalents, beginning of period	28,914	39,336
Cash and cash equivalents, end of period	$16,155	$29,832

Non-cash Activities
Re-financing of equipment under existing capital lease	$—	$8,038

END